Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 3rd day of June 2016 by and between Joseph P. Hernon (“Employee”) and Towerstream Corporation, a Delaware corporation (the “Company”), (together, the “Parties”).

WHEREAS, Employee is employed as the Chief Financial Officer and

WHEREAS, the Company and Employee desire to enter into this Agreement providing for Employee’s amicable resignation from the Company’s employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.     Termination Date. Employee acknowledges that his last day of employment with the Company shall be June 3, 2016 (the “Termination Date”). Employee shall resign effective as of June 3, 2016 from all offices associated with the Company or any subsidiaries (the “Subsidiaries”). Employee further understands and agrees that, as of the Termination Date, he will be no longer authorized to conduct any business on behalf of the Company as an executive or to hold himself out as an officer of the Company or its Subsidiaries, except as otherwise provided herein. Any and all positions and/or titles held by Employee with the Company or any Subsidiaries of the Company will be deemed to have been resigned as of the Termination Date, except as otherwise provided herein.

2.     Severance Payment. The Company shall pay or provide to Employee the following benefits:

(a)	Three months of Employee’s current base salary of $325,000 payable on July 1, 2016, paid to Employee in a single lump sum payment, less applicable statutory deductions and tax withholdings.

(b)

Health benefits as presently provided to Employee at Company’s cost paid through September 30, 2016, and thereafter should Employee timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments, Employee may make such election and pay the full cost of continued coverage under the COBRA for Employee and any eligible dependents until the earlier of the date Employee is no longer entitled to continuation coverage under COBRA.

(c)

Employee shall not be released from the black-out periods for the next financial reporting quarter following conclusion of the Termination Date or Securities Exchange Act of 1934, as amended (the “Exchange Act”), trading obligations typically required for an Employee in this position.

(d)

Employee shall be responsible for the payment of all payroll taxes, Medicare and other taxes, and shall indemnify the Company with respect to the payment of all such amounts. Except as otherwise set forth herein, Employee will not be entitled to payment of any bonus, vacation or other incentive compensation. Any tax, penalties or interest as a result thereof shall be the sole responsibility of Employee who agrees to indemnify and hold harmless the Company with respect thereto.

3.     Mutual Release. In consideration for the payments and benefits described above and for other good and valuable consideration, the Parties hereby release and forever discharge each other and, as to the Company, its Subsidiaries, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys, and as to Employee, all of his heirs, successors and assigns, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which the Parties ever had, now has, or hereafter may have on account of Employee’s employment with the Company, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the execution of this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters (the “Release”). The Company acknowledges, however, that Employee does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled. The Company also acknowledges that Employee does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement. This mutual release will not become effective unless and until the payments and provisions in paragraph 2(a) herein have been made. Notwithstanding anything herein to the contrary, the Parties shall not have released each other with respect to any law, rule or regulation existing or hereafter adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.     Nondisparagement. The Parties agree that they will not disparage, verbally or in writing, each other, and further Employee will not disparage any of the Company's current or former employees, officers, managers, executives, vendors, suppliers, advisors, manufacturers or agents.

5.     Confidential Information; Non-Compete; Non-Solicitation; Proprietary Matters.

(i)     Confidential Information. Employee understands and acknowledges that during the course of his employment by the Company and during the Term of this Agreement, he had access to Confidential Information (as defined below) of the Company. Employee agrees that, at no time during the Term or thereafter, will Employee (a) use Confidential Information for any purpose other than in connection with services provided under this Agreement or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, “Confidential Information” includes all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act: (b) provided, disclosed, or delivered to Employee by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Employee or the Company (whether or not such information was developed in the performance of the Agreement). Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data, or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. This Section 6(i) shall not preclude Employee from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if Employee believes Employee is so compelled by law or valid legal process, Employee will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. The rights and obligations of the Parties under this Section 6(i) shall survive the expiration or termination of this Agreement for any reason.

(ii)     Non-Compete. Employee agrees that, for a period of three months following the Effective Date, he will fully comply with and not, directly or indirectly, engage in or become interested financially in, any line of business in which the Company was engaged or had a formal plan to enter during the period of Employee’s employment with the Company, including but not limited to the business of providing fixed, shared, mobile, or portable wireless broadband, VoIP, or telecommunication services, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; provided, however, that Employee shall be entitled to continue to invest in stocks, bonds, or other securities in any such business (without otherwise participating in such business) if: (a) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The rights and obligations of the Parties under this Section 6(ii) shall survive the expiration or termination of this Agreement for any reason. Employee agrees that, for a period of three months following the Effective Date, he will not, directly or indirectly, for or on behalf of himself or any third party, solicit any customers of the Company with respect to products or services competitive with products or services then being sold by the Company.

(iii)     Non-Solicitation. Employee agrees that he will not, at any time during the 12 months after the Termination Date, for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment any employee of the Company (or any person who was an employee of the Company in the 90-day period before such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90-day period before such inducement) to terminate his employment with the Company. Notwithstanding the above, the restrictions relating to persons employed in the 90-day period referenced in the parentheticals in the immediately preceding sentence shall not apply to a person who was a party to an employment agreement with the Company and who terminates her employment for Good Reason or is terminated by the Company without Cause. The rights and obligations of the Parties under this Section 6(iii) shall survive the expiration or termination of this Agreement for any reason.

(iv)     Proprietary Matters. Employee expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Employee during the term of his employment or the during the Term, whether conceived during Employee’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the Term or thereafter), Employee will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by Employee and referred to in the Section 6.1(iv) (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of the Agreement or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the Parties under this Section 6.1(iv) shall survive the expiration or termination of this Agreement for any reason.

(v)     Injunctive Relief. Employee acknowledges and agrees that any violation of Sections 6(i) through 6(iv) of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of Sections 6(i) through 6(iv) of this Agreement, the Company shall be entitled to an injunction restraining Employee from committing or continuing such actual, suspected or threatened breach. The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed as a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity. The Parties agree that for purposes of Sections 6(i) through 6(iv) of the Agreement, the term “Company” shall include the Company and its affiliates.

6.     Return of Company Property. Immediately upon the Termination Date, Employee agrees that he will return to the Company all information and documents (including electronically stored information) relating to his employment with the Company, including, but not limited to, all reports, spreadsheets and presentations. Immediately upon the Termination Date, Employee must return to the Company all keys, key cards, iPad, cell phones, personal computers/laptops, jump drives, and other equipment issued or loaned to Employee during his employment with the Company.

7.     Assistance with Claims. Employee agrees that, throughout the Term and thereafter, Employee will assist the Company in the defense of any claims that may be made against the Company and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent such claims may relate to services performed by Employee for the Company. Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits or potential claims that may be filed against the Company. For any assistance occurring after termination of Employee’s employment by the Company, the Company agrees to provide reasonable compensation to Employee for such assistance. Employee also agrees to promptly inform the Company if asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Employee for the Company, regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

8.     Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby. In any such action the prevailing party, as determined by the trier of fact, shall have its reasonable attorney’s fees awarded and paid by the non-prevailing party.

9.     Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both Parties. Until such time as this Agreement has been executed and subscribed by both Parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties.

10.     Assignment. Employee has not assigned or transferred any claim he is releasing, nor has he purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

11.     Acknowledgement. Employee acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised that Sichenzia Ross Friedman Ference LLP has acted as counsel to the Company and not to the Employee, and the Employee has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein; and (f) following his execution of this Agreement, he has seven (7) days in which to revoke his release and that, if he chooses not to so revoke, this Agreement shall become effective and enforceable on the eighth (8th) day following his execution of this Agreement (the “Effective Date” (subject to paragraph 12(b) above). To revoke the Release, Employee understands that he must give a written revocation to the Company, within the seven (7) day period following the date of execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If Employee revokes the Release, this Agreement will not become effective or enforceable and Employee acknowledges and agrees that he will not be entitled to any benefits hereunder, including in Section 2. Employee further acknowledges that upon any violation of his continuing obligations under Section 5 or Sections 6(i), 6(ii), 6(iii) or 6(iv), Employee shall not be entitled to any benefits hereunder, including in Section 2, and Employee shall immediately repay to the Company upon written demand any severance pay or benefits that already have been paid to Employee.

12.     Notices.      For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, or (iii) by overnight courier, with acknowledged receipt, and properly addressed as follows:

If to the Company:

Towerstream Corporation

88 Silva Lane

Middletown, Rhode Island 02842

If to Employee:

Joseph P. Hernon

________________

13.     Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the ADEA, Employee’s waiver of ADEA claims under this Agreement is subject to the following: the Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if the Employee so desires. The Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. The Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following the Employee’s signing of this Agreement. The Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following the Employee’s signing of this Agreement to: Avital Even-Shoshan, Esq., Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Fax: 212-930-9725. In the event that the Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. The Employee further understands that if the Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

THE EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

14.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

16.      Counsel Representation. The Parties hereto further agree that this Agreement has been carefully read and fully understood by them. Each Party hereby represents, warrants, and agrees that he was represented by counsel in connection with the Agreement, has had the opportunity to consult with counsel about the Agreement, has carefully read and considered the terms of this Agreement, and fully understands the same. Employee represents, warrants and acknowledges that he has retained independent counsel and that counsel to the Company does not represent Employee.

[signature page follows immediately]

IN WITNESS HEREOF, the Parties hereby enter into this Agreement and affix their signatures as of the date first above written.

TOWERSTREAM CORPORATION By: /s/ Philip J. Urso Signature Philip J. Urso Printed Name Interim Chief Executive Officer Title June 3, 2016 Date Signed	JOSEPH P. HERNON By: /s/ Joseph P. Hernon Signature Joseph P. Hernon Printed Name June 3, 2016 Date Signed